RLB Certified Public Accountant PLLC

6314 11th Avenue South - Gulfport, FL 33707-3002

Cell 727-452-4803 Email robin@rlbcpa.biz

Consent of Independent Registered Public Accounting Firm

I consent only to the inclusion in Form 10-Q for the period ending January 31, 2014, the condensed financial statements of Go Public II, Inc. for the quarter ending January 31, 2014.

Robin Bigalke

RLB Certified Public Accountant PLLC

Clearwater, Florida

March 24, 2014